Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations
www.cedarfair.com		419.627.2233

CEDAR FAIR REPORTS REVENUES THROUGH JULY 4th HOLIDAY WEEKEND
SANDUSKY, OHIO, July 11, 2018 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today reported preliminary net revenues through July 8, 2018, of approximately $563 million, on 11.1 million guest visits, average in-park per capita spending of $45.87 and out-of-park revenues of $70 million. This period represents approximately 40% of the Company’s total operating days for 2018.
When compared with the same period a year ago, net revenues were down 2%, or $10 million, the result of a 3%, or 314,000-visit, decrease in attendance. This was partially offset by a 3%, or $2 million, increase in out-of-park revenues, including resort accommodations, and a slight increase in average in-park per capita spending when compared with the same period last year.
Cedar Fair’s President and CEO Richard Zimmerman said, “We came into this year with a clear focus on enhancing the guest experience and a business plan designed to drive additional attendance, especially in the second half of the year which includes the peak vacation months of July and August and the expansion of our WinterFest events in November and December. Although early-season attendance at our seasonal parks through this past weekend has not met our expectations, we are encouraged by the positive guest response to our new rides and attractions, in particular our new coasters Steel Vengeance at Cedar Point and Hang Time at Knott’s Berry Farm. We are also pleased with the growth of in-park guest spending where we are seeing year-over-year increases in food, merchandise and extra charge attractions.”
Zimmerman noted that the strong attendance and revenue trends that Knott’s Berry Farm produced in the first quarter have continued through the July 4th holiday weekend. He also added that Cedar Fair’s out-of-park revenues have continued to perform well. “Demand within our resort properties has been very strong, particularly at Cedar Point, where we recently opened a new 158-room tower at the historic Hotel Breakers

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233

Cedar Fair Reports Revenue Trends through
July 4th Holiday Weekend
July 11, 2018

located on the park’s mile-long beach,” he said. “We believe this demand will continue as advanced reservations at our resort accommodations for the second half of the year are up when compared with the same period in 2017. The expansion of our resort facilities will be a key driver of increased revenues over the long-term as we open additional hotels adjacent to Carowinds in Charlotte, North Carolina, in late 2019, and Canada’s Wonderland, near Toronto, in 2020.”
Virtually all of Cedar Fair’s revenues from its seasonal amusement parks and water parks are realized during a 130- to 140-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. In addition, fourth-quarter revenues have grown in recent years with the introduction and expansion of popular events and activities such as Halloween-related attractions and WinterFest celebrations. Only Knott’s Berry Farm is open year-round and it operates at its highest level of attendance in the fiscal third quarter.
“We believe the positive guest response to our new attractions and offerings, as emphasized by this year’s high guest satisfaction ratings, combined with the continued growth in advance purchases and lengthened seasons at many of our parks, will provide the momentum needed to increase attendance and drive additional guest spending in the second half of the year,” added Zimmerman. He also noted that the Company anticipates 2018 full-year net revenues to be in the range of $1.34 billion and $1.38 billion, and full-year Adjusted EBITDA1 to be in the range of $475 million to $495 million.
“Although we’ve seen some early-season margin compression as a result of the attendance shortfalls and previously discussed labor cost pressure, our long-term strategy continues to produce a significant amount of free cash flow. As such, we remain committed to a steady 4% increase in our annual distribution rate going forward,” concluded Zimmerman.

(1)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors, and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The Company is not reconciling Adjusted EBITDA guidance to Net Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain individual items required to reconcile Adjusted EBITDA guidance with the most directly comparable GAAP financial measure (Net Income). These items include the net effect of swaps, non-cash foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, which are difficult to predict in advance in order to include in a GAAP estimate.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233

Cedar Fair Reports Revenue Trends through
July 4th Holiday Weekend
July 11, 2018

The Company will provide additional information regarding net revenues, operating costs and cash flows when it announces second-quarter results on Wednesday, August 1, 2018.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at http://ir.cedarfair.com
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233